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                                                                    Exhibit 10.1
                                November 1, 2002



By Hand Delivery
----------------

Anthony J. DePaul
204 Woods Road
Glenside, Pennsylvania

         Re:   Separation Agreement
               --------------------

Dear Tony:

         This letter is to confirm your termination of employment from Neoware Systems, Inc. (the "Company") effective December 15, 2002, your voluntary resignation from your position as Executive Vice President of North American Marketing and Sales of the Company effective as of the date hereof, and your agreement to remain as a non-officer employee of the Company for the period from November 1, 2002 until December 15, 2002 (the "Termination Date"). The parties acknowledge that you and the Company are parties to an Employment Agreement dated December 4, 2001 (the "Employment Agreement"), a copy of which is attached hereto. Except as set forth herein, the terms and conditions of the Employment Agreement shall remain in full force and effect.

         In an effort to provide you with certain benefits in addition to those provided in the Employment Agreement relating to your termination of employment, the Company proposes the following agreement ("Separation Agreement"), which includes a general release:

         1. In consideration for your general release and your fulfillment of the various undertakings set forth in this Separation Agreement, the Company agrees as follows:

                  (a) During the period from November 1, 2002 until December 15, 2002, the Company will employ you as a non-officer employee of the Company and will pay you your current base salary and benefits, at regular pay intervals and less taxes and other deductions required by law to be withheld.

                  (b) The Company has previously granted to you options to acquire a total of 140,000 shares of the Company's common stock. Notwithstanding your release under paragraph 2(c) below, the Company acknowledges that the provisions of the Company's 1995 Stock Option Plan and your option agreement (including the vesting schedule until your termination of employment) will continue to apply to your options in accordance with the terms of the Plan and your option agreement.







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                  (c)      Subject to the terms and conditions of your
                           Employment Agreement and this Separation Agreement, the Company agrees to provide to you the severance benefits pursuant to Sections 2(b)(iii) and 2(c)(i) of the Employment Agreement.

         2. In consideration for the Company's promises in paragraph 1, and intending to be legally bound, you represent, warrant and agree as follows:

                  (a) You agree that you hereby voluntarily resign as Executive Vice President of North American Marketing and Sales of the Company effective as of the date hereof.

                  (b) Subject to paragraph 3, you agree that from and after November 1, 2002 until December 15, 2002 you will serve as an employee of the Company and will provide such services as may be reasonably requested by the Company. You agree that in such position, you will no longer be an officer of the Company.

                   (c) By your signature on this Separation Agreement, you hereby fully and forever release and discharge the Company and its parents, affiliates and subsidiaries, including all predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present ("the Released Parties"), from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising out of your employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under Federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach or contract under any state or Federal law. This release shall include a release of all claims for attorneys' fees.

                           You agree that this release specifically includes a release of any and all claims arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), and any state or local discrimination laws. You acknowledge that you are being given twenty-one
                           (21) days in which to consider whether you wish to sign this Separation Agreement, including this release. Moreover, you agree that, once you sign the Separation Agreement, including this release, you shall then have seven (7) days in which to change your mind and revoke it (the "Revocation Period"). If you wish to revoke this release, you must send the revocation in writing by overnight mail to Vincent T. Dolan, Vice President-Finance and Administration, 400 Feheley Drive, King of Prussia, Pennsylvania 19406.

                   (d) You acknowledge that your options to purchase 105,000 shares of the Company's common stock will be canceled upon your termination of employment on the Termination Date, or the cancellation of all of your options if you terminate your employment on or before December 9, 2002, and that you will have no further rights to such options.






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                  (e)      You shall not at any time after the date of this
                           letter disparage or deprecate the Company or its affiliates or any of their officers, directors, employees, stockholders or principals, or any of their operations, assets, services, work product, character, motives or financial standing. Further, you agree to keep the terms and conditions of this Separation Agreement secret and confidential and not to disclose them voluntarily to any third party, except to the extent required by law, to enforce the Separation Agreement or to obtain confidential legal, tax or financial advice. You also agree to comply with each of the provisions of the Employment Agreement that survive the termination of such agreement, including but not limited to, Sections 4, 5, 6, 7 and 8 of the Employment Agreement, including the Non-Solicitation and Confidentiality Agreement attached thereto and incorporated therein.

                  (f) You agree that you will return to the Company on the Termination Date all memoranda, notes, records, reports, manuals, drawings and other documents (and all copies thereof whether in written form or on computer disk or tape) relating to the business of the Company and/or its affiliates and all property associated therewith, which you possess or have under your control on the Termination Date. Without limiting the generality of the foregoing, you agree to return to the Company all copies of all data bases containing information about the Company and/or its affiliates, regardless of whether such information is in hard copy or stored electronically or on tape. You agree that on and after the Termination Date, you will not seek to access the information systems of the Company or its affiliates for any purpose whatsoever.

         3. If you terminate your employment with the Company prior to December 15, 2002, your salary and benefits will terminate as of the date of your termination and your right to the payments under paragraph 1(c) above will commence on that date and terminate six months thereafter. In addition, you understand that if you terminate your employment on or before December 9, 2002, you will not be entitled to exercise any of your options to acquire any shares of the Company's common stock.

         4. You acknowledge and agree that in order to receive the benefits under Section 2(c)(i) of the Employment Agreement, you are required, among other things, to execute a release substantially in the form of the release in paragraph 2(c) above, and that the benefits you will receive under paragraph 1 above exceed the money and benefits to which you otherwise would be entitled, and that such benefits are sufficient consideration to support the grant of the general release in paragraph 2(c) above and to support your other undertakings set forth in paragraph 2 above. More specifically, if you do not execute this Separation Agreement, which includes a general release, or if you revoke your acceptance, your employment will be deemed to be terminated on December 1, 2002 and you will only be entitled to receive the benefits which you are entitled to receive under Section 2(c)(i) of your Employment Agreement, and you will not be entitled to exercise any of the options to acquire shares of the Company's common stock. Further, if you do not execute this Separation Agreement or revoke your acceptance, and if you do not satisfy the requirements set forth in Section 2(d) of the Employment Agreement, including the execution of the release attached to the Employment Agreement as Exhibit B and expiration of the Revocation Period, you will not be entitled to receive any benefits under
Section 2(c)(i) or hereunder.






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         5. Consistent with Company policy, and notwithstanding anything to the contrary in this Separation Agreement, you understand that your final regular paycheck will include payment for all accrued and unused vacation.

         6. This Separation Agreement sets forth our complete understanding and agreement and supersedes all prior agreements between us, oral or written, express or implied, except for the Employment Agreement as attached hereto.

         7. This Separation Agreement is being offered for the purpose of assisting you in your transition. This Separation Agreement should not be construed as an admission or concession of liability or wrongdoing by the Company or by you.

         8. If any provision of this Separation Agreement is deemed unlawful or unenforceable by a court of competent jurisdiction, the remaining provisions shall continue in full force and effect.

         9. By your execution of this Separation Agreement, your represent, warrant and agree to the following, each of which is material to the Company's willingness to enter into this Separation Agreement:

            (a) You have read carefully the terms of this Separation Agreement, including the general release.

            (b) You have had an opportunity to and have been encouraged to review this Separation Agreement, including the general release, with an attorney.

            (c) You understand the meaning and effect of the terms of this Separation Agreement, including the general release.

            (d) You were given sufficient time to determine whether you wished to enter into this Separation Agreement, including the general release.

            (e) The entry into and execution of this Separation Agreement, including the general release, is your own free and voluntary act without compulsion of any kind.

            (f) No promise or inducement not expressed herein has been made to you.








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         You have from November 1, 2002 through and including November 22, 2002 to consider this offer. You are encouraged to review this Separation Agreement with an attorney. If you agree with the proposed terms as set forth above, please sign this Separation Agreement indicating your understanding and agreement and the attached Acknowledgment of Rights under the Older Workers Benefit Protection Act and return them to me on or before the close of business on November 22, 2002. The additional copies are for your records.

         Please note that if you sign this Separation Agreement, you will retain the right to revoke it for seven (7) days. The Separation Agreement will not be effective until the Revocation Period has expired. To revoke the Separation Agreement, you must send a certified letter to my attention. This letter must be post-marked within seven (7) days of you execution of this Separation Agreement.


If I do not receive a signed copy of this Separation Agreement by the close of business on November 22, 2002, I will assume that you have rejected this offer. If this offer is rejected, your employment shall nevertheless be deemed to have terminated effective December 1, 2002.



























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         We wish you the best in the future.

                                           Sincerely,


                                           Neoware Systems, Inc

                                           By: /S/  Michael Kantrowitz
                                                  ------------------------------

                                           Name:  Michael Kantrowitz
                                           Title: Chairman, President and Chief
                                                   Executive Officer



Understood and Agreed,
intending to be legally bound:

Anthony J. DePaul

/S/ Anthony J. DePaul
---------------------

Date: November 1, 2002

Witness: /S/ Vincent T. Dolan























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                         ACKNOWLEDGMENT OF RIGHTS UNDER
                         ------------------------------
                      OLDER WORKERS BENEFIT PROTECTION ACT
                      ------------------------------------

         I, ANTHONY J. DEPAUL, acknowledge that I have read and understand the attached separation agreement and general release ("Separation Agreement"). I further understand that this Separation Agreement is revocable by me for a period of seven (7) days following execution thereof, and that this Separation Agreement shall not become effective or enforceable until this seven-day revocation period has ended.

         I am aware that federal, state and local laws prohibit discrimination against employees because of their race, color, religion, sex, age, national origin, veterans status and disability and that any employee who believes that he has been discharged or otherwise discriminated against for any of these reasons has a right to file a lawsuit in court or initiate other proceedings against the Released Parties and recover damages if it is proved that the Released Parties violated any one of these laws.

         I acknowledge that I have been encouraged to discuss the release language in the Separation Agreement with an attorney prior to executing the agreement and that I have thoroughly reviewed and understand the effect of the release. I further acknowledge that I have been given twenty-one (21) days in which to consider the Separation Agreement and that, if I sign the Separation Agreement before the end of the twenty-one day period, I am doing so freely, voluntarily and after having had full and fair opportunity to consult with my retained counsel.


Anthony J. DePaul

/S/ Anthony J. DePaul                                  Date: November 1, 2002
---------------------















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